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                                                                    EXHIBIT 23.1

                              CONSENT OF KPMG LLP



The Board of Directors
Talk City, Inc.


We consent to incorporation herein by reference of our reports dated February 2, 2000, relating to the balance sheets of Talk City, Inc. (the Company) as of December 31, 1999 and 1998 and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999, and related schedule, which reports appear in the December 31, 1999 Annual Report on Form 10K of the Company.

                                         /s/ KPMG LLP


Mountain View, California
May 25, 2000